UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2005

PATH 1 NETWORK TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15609	13-3989885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6215 Ferris Square, Suite 140, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 450-4220

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry	into a Material Definitive Agreement

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 14, 2005, we appointed Thomas Tullie, age 41, as Chief Executive Officer and President effective as of November 15, 2005. With his accession on November 15, Frederick Cary and Robert Packer stepped down as interim co-Principal Executive Officers. Mr. Tullie also joined our Board of Directors on November 14, 2005.

Before joining Path 1, Mr. Tullie spent 9 years with Applied Micro Circuits Corporation (“AMCC”) in a variety of executive management positions, most recently as Chief Operating Officer and as President and CEO of AMCC Sales Corporation.

Pursuant to an employment letter agreement dated November 13, 2005, Mr. Tullie will serve as Chief Executive Officer and President of the Company for a renewable 3-year term. Mr. Tullie will serve, beginning November 15, 2005, in such positions and also as a Board of Directors member; he will receive a salary of $300,000 per year, and a first-year target bonus opportunity of 50% of base salary including a guaranteed first-year minimum bonus of 25% of base salary. Pursuant to the employment letter agreement, we awarded to Mr. Tullie on November 15, 2005 a restricted stock award of 250,000 shares, vesting in a lump amount in 2 years; a restricted stock award of 50,000 shares, vesting in a lump amount of 3 years; 150,000 stock options, immediately vested but subject to a condition subsequent of one year of continuous service as CEO and not exercisable for such one year (115,000 as a non-Plan inducement stock option grant, and 35,000 under the 2004 Equity Incentive Plan); and 50,000 stock options under the 2004 Equity Incentive Plan, vesting in a lump amount in 3 years. Pursuant to the employment letter agreement, Mr. Tullie will also receive a 5% “commission” on certain kinds of equity issued during his tenure; and 12 months of salary continuation plus payment of a prorated portion of target bonus in the event of termination without cause. In addition, the vesting of Mr. Tullie’s restricted stock and stock options would accelerate in the event of a change in control or termination without cause, and the post-separation exercisability period of the stock options would be extended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATH 1 NETWORK TECHNOLOGIES INC.

Date: November 18, 2005	By:	/s/ JEREMY FERRELL
Jeremy Ferrell Interim Chief Financial Officer